EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Global Food Technologies, Inc.
We consent to the inclusion in foregoing Global Food Technologies Inc. Registration Statement on Form SB-2 of our report dated May 31, 2005, except for note 7b, as to which the date is August 19, 2005, relating to the financial statements of Global Food Technologies Inc. (a development stage company) as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003, and for the Period from July 25, 2002 (Inception) through December 31, 2004. We also consent to the reference to our firm under the caption “Experts.”
WEINBERG & COMPANY, P.A.
Certified Public Accountants
/s/ Weinberg & Company, P.A.

Boca Raton, Florida
December 29, 2005